State of Delaware
Secretary of State
Division of Corporations
Delivered 04:50 PM 06/29/2007
FILED 04:36 PM 06/29/2007
SRV 070770132 - 2382235 FILE

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF SPATIALIZER AUDIO LABORATORIES, INC.

Spatializer Audio Laboratories, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

The amendment to this Corporation's Certificate of Incorporation, as amended (the "Certificate") set forth in the following resolution, was approved and duly adopted by this Corporation's Board of Directors in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the "DGCL") and was duly adopted by meeting of the stockholders in accordance with the DGCL:

RESOLVED, that Section 1 of Article IV of the Certificate of this Corporation be amended to read in its entirety substantially as follows:

"SECTION 1. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 301,000,000 shares, consisting of 300,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), and 1,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock")."

IN WITNESS WHEREOF, Spatializer Audio Laboratories, Inc. has caused this Certificate to be signed by its duly authorized officer this 20th day of June, 2007.

SPATIALIZER AUDIO LABORATORIES, INC.

By: [signature]

Henry R. Mandell
Chairman of the Board of Directors of
Spatializer Audio Laboratories, Inc.